UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2011 (September 30, 2011)

UNILIFE CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	001-34540	27-1049354
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Cross Farm Lane, York, Pennsylvania	17406
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (717) 384-3400

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 30, 2011, we entered into an employment agreement with our chief executive officer, Alan D. Shortall (the “Employment Agreement”). We intend to file a copy of the Employment Agreement with our Quarterly Report on Form 10-Q for the period ended September 30, 2011.

Under the Employment Agreement, Mr. Shortall will continue to serve as our chief executive officer. The Employment Agreement which replaces Mr. Shortall’s existing employment agreement, which was scheduled to expire on December 31, 2011, became effective on October 1, 2011 and has an initial term that expires on December 31, 2014. The term will automatically renew for successive one-year terms unless either party gives the other party 30 days written notice in advance of the relevant expiration date of the intention not to renew.

Under the Employment Agreement, Mr. Shortall receives an annual base salary of $420,000 and is eligible for a target cash bonus of 50% of his annual base salary, which is consistent with his base salary and bonus arrangement under his previous employment agreement. He is also eligible to participate in our benefits programs (including equity incentive plans) as they may change from time to time. The Employment Agreement provides that on January 3, 2012, Mr. Shortall shall receive a grant of 1,166,000 shares of performance-based restricted stock and options for the purchase of 750,000 shares of our common stock, subject to approval by our stockholders at our annual meeting of stockholders, scheduled for December 1, 2011, of the proposed grant and approval of an amendment of our 2009 Stock Incentive Plan to increase the number of shares available for issuance under that plan. Stockholder approval of Mr. Shortall’s grant is required under the listing rules of the Australian Securities Exchange (“ASX”) and stockholder approval of the amendment of our 2009 Stock Incentive Plan is required under the listing rules of the Nasdaq Stock Market and the ASX.

The shares of restricted stock to be granted to Mr. Shortall will vest upon completion of certain significant, performance-based milestones. The shares will also vest upon a change of control of us or Mr. Shortall’s death or termination of employment due to total disability. To the extent that vesting has not occurred on or prior to the fifth anniversary of the grant date, the restricted stock will be forfeited by Mr. Shortall.

The options to be granted to Mr. Shortall will have an exercise price equal to the closing price of our common stock on the Nasdaq Stock Market on the date of grant. One-third of the options will vest upon each of the first, second, and third anniversaries of the date of grant, provided that Mr. Shortall remains employed with us through the relevant vesting date.  The options will also vest upon a change of control of us or upon Mr. Shortall’s death or termination of employment due to total disability.

We will provide Mr. Shortall with a car allowance of $3,000 per month and shall reimburse Mr. Shortall for one trip per calendar year to Australia or Ireland for home leave.

Under the Employment Agreement, if (a) we terminate Mr. Shortall’s employment without cause, (b) Mr. Shortall’s employment is terminated due to a change in control of us, or (c) we elect not to renew the Employment Agreement, Mr. Shortall may receive, depending on the circumstances of his termination, some or all of the following severance benefits: (i) payment of twelve months of his annual salary, paid in a lump sum, (ii) a lump sum payment of an amount equal to the bonus, if any, earned by and paid to him for the prior completed calendar or fiscal year, as applicable, and (iii) payment for the cost of his COBRA health care continuation coverage for twelve months (provided that he is eligible for and timely elects to receive such coverage). As a condition to receiving severance benefits from us, Mr. Shortall will be required to execute a general release of claims against us and we have agreed to provide a similar release of claims against Mr. Shortall. Upon expiration or termination of the Employment Agreement, we shall reimburse Mr. Shortall for all reasonable relocation expenses incurred by Mr. Shortall for repatriation to Australia, provided that the repatriation occurs within twelve months after expiration or termination. Mr. Shortall also agrees to certain confidentiality and noncompetition covenants during and following his employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Unilife Corporation

Date: October 6, 2011	By:	/s/ Alan Shortall

Alan Shortall
Chief Executive Officer